Exhibit 3.17

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

OF

AJP HOLDINGS, LLC

ARTICLE I. NAME

The name of the limited liability company is AJP Holdings, LLC.

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808 and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of AJP Holdings, LLC this 28th day of July 2005.

By:	/s/ Mary Ann Brzoska
(Authorized Person)

Name:	Mary Ann Brzoska